Exhibit 99.1

For More Information Contact:

Clive Over

408-658-1617

clive.over@seagate.com

SEAGATE TECHNOLOGY ANNOUNCES

OFFERING OF $400 MILLION OF SENIOR UNSECURED NOTES

CUPERTINO, CA — May 11, 2015 — Seagate Technology plc (NASDAQ: STX) today announced that it intends, subject to market and other conditions, to offer up to $400 million aggregate principal amount of senior notes (the “Notes”) in a private placement. The Notes are expected to be issued by Seagate HDD Cayman (“HDD Cayman”), an indirect wholly owned subsidiary of Seagate Technology plc (“Seagate”), and guaranteed by Seagate.

HDD Cayman intends to use the net proceeds from the offering of the Notes for general corporate purposes, which may include, but are not limited to, replenishing cash associated with the redemption of the outstanding 6.875% Senior Notes due 2020, capital expenditures and other investments in the business.

About Seagate

Seagate creates space for the human experience by innovating how data is stored, shared and used.

Seagate, Seagate Technology and the Seagate logo are trademarks or registered trademarks of Seagate Technology LLC in the United States and/or other countries.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful. The Notes to be offered have not been and will not be registered under the Securities Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including, in particular, statements about the terms and conditions of, and completion of, the offering of the Notes described above. These statements identify prospective information and may  include words such as “expects,” “intends, ““plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects” and similar expressions. These forward-looking statements are based on information available to the Company as of the date of this press release and are based on management’s current views and assumptions. These forward-looking statements are conditioned upon and also involve a number of known and unknown risks, uncertainties, and other factors that could cause actual results, performance or events to differ materially from those anticipated by these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.